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                                                                    Exhibit 21.1

Subsidiaries of the Registrant

The following are the subsidiaries of the Registrant and all are incorporated in the state of Delaware, except as otherwise indicated:

                     Array Telecom Corporation
                     Aurora Systems, Inc.
                     Comdial Business Communications Corporation
                     Comdial Enterprise Systems, Inc.
                     Comdial Real Estate Co., Inc. (incorporated in the State
                        of Maryland)
                     Comdial Telecommunications International, Inc.
                     Key Voice Technologies, Inc.